                                                                    EXHIBIT 10.1


                                CREDIT AGREEMENT

                           Dated as of March 26, 2004

                                      among

                                GEVITY HR, INC.,
                                as the Borrower,

                        THE SUBSIDIARIES OF THE BORROWER,
                               as the Guarantors,

                                       and

                             BANK OF AMERICA, N.A.,
                                  as the Lender

                                TABLE OF CONTENTS

                                                                                                      Page
ARTICLE I  DEFINITIONS AND ACCOUNTING TERMS........................................................     1
         1.01     Defined Terms....................................................................     1
         1.02     Other Interpretive Provisions....................................................    16
         1.03     Accounting Terms; Financial Covenant Calculations................................    17
         1.04     Rounding.........................................................................    17
         1.05     References to Agreements and Laws................................................    17
         1.06     Times of Day.....................................................................    17
         1.07     Letter of Credit Amounts.........................................................    17
ARTICLE II  THE COMMITMENTS AND CREDIT EXTENSIONS..................................................    18
         2.01     Revolving Loans..................................................................    18
         2.02     Letters of Credit................................................................    18
         2.03     Prepayments......................................................................    21
         2.04     Termination or Reduction of Commitments..........................................    22
         2.05     Repayment of Loans...............................................................    22
         2.06     Interest.........................................................................    22
         2.07     Commitment Fee...................................................................    22
         2.08     Computation of Interest and Fees.................................................    23
         2.09     Evidence of Debt.................................................................    23
         2.10     Payments Generally...............................................................    23
ARTICLE III  TAXES, YIELD PROTECTION AND ILLEGALITY................................................    24
         3.01     Taxes............................................................................    24
         3.02     Increased Cost and Reduced Return; Capital Adequacy..............................    25
         3.03     Matters Applicable to all Requests for Compensation..............................    26
         3.04     Survival.........................................................................    26
ARTICLE IV  GUARANTY...............................................................................    26
         4.01     The Guaranty.....................................................................    26
         4.02     Obligations Unconditional........................................................    26
         4.03     Reinstatement....................................................................    27
         4.04     Certain Additional Waivers.......................................................    27
         4.05     Remedies.........................................................................    27
         4.06     Rights of Contribution...........................................................    28
         4.07     Guarantee of Payment; Continuing Guarantee.......................................    28
ARTICLE V  CONDITIONS PRECEDENT TO CREDIT EXTENSIONS...............................................    28
         5.01     Conditions of Initial Credit Extension...........................................    28
         5.02     Conditions to all Credit Extensions..............................................    29
ARTICLE VI  REPRESENTATIONS AND WARRANTIES.........................................................    30
         6.01     Existence, Qualification and Power...............................................    30
         6.02     Authorization; No Contravention..................................................    30
         6.03     Governmental Authorization; Other Consents.......................................    31
         6.04     Binding Effect...................................................................    31
         6.05     Financial Statements; No Material Adverse Effect.................................    31
         6.06     Litigation.......................................................................    31

         6.07     No Default.......................................................................    32
         6.08     Ownership of Property; Liens.....................................................    32
         6.09     Environmental Compliance.........................................................    32
         6.10     Insurance........................................................................    33
         6.11     Taxes............................................................................    33
         6.12     ERISA Compliance.................................................................    33
         6.13     Subsidiaries.....................................................................    34
         6.14     Margin Regulations; Investment Company Act; Public Utility Holding Company Act...    34
         6.15     Disclosure.......................................................................    34
         6.16     Compliance with Laws.............................................................    34
         6.17     Intellectual Property; Licenses, Etc.............................................    34
         6.18     Labor Matters....................................................................    35
         6.19     Legal Name.......................................................................    35
         6.20     Solvency.........................................................................    35
         6.21     Holders of Permitted Preferred Stock.............................................    35
ARTICLE VII  AFFIRMATIVE COVENANTS.................................................................    35
         7.01     Financial Statements.............................................................    35
         7.02     Certificates; Other Information..................................................    36
         7.03     Notices..........................................................................    36
         7.04     Payment of Obligations...........................................................    37
         7.05     Preservation of Existence, Etc...................................................    37
         7.06     Maintenance of Properties........................................................    37
         7.07     Maintenance of Insurance.........................................................    37
         7.08     Compliance with Laws.............................................................    38
         7.09     Books and Records................................................................    38
         7.10     Inspection Rights................................................................    38
         7.11     Use of Proceeds..................................................................    38
         7.12     Additional Subsidiaries..........................................................    38
         7.13     ERISA Compliance.................................................................    39
ARTICLE VIII  NEGATIVE COVENANTS...................................................................    39
         8.01     Liens............................................................................    39
         8.02     Investments......................................................................    40
         8.03     Indebtedness.....................................................................    41
         8.04     Fundamental Changes..............................................................    41
         8.05     Dispositions.....................................................................    42
         8.06     Restricted Payments..............................................................    42
         8.07     Change in Nature of Business.....................................................    42
         8.08     Transactions with Affiliates and Insiders........................................    42
         8.09     Burdensome Agreements............................................................    43
         8.10     Use of Proceeds..................................................................    43
         8.11     Financial Covenants..............................................................    43
         8.12     Amendments and Payments with Respect to Other Indebtedness, Etc..................    44
         8.13     Organization Documents; Fiscal Year..............................................    44
         8.14     Ownership of Subsidiaries........................................................    44
         8.15     Sale Leasebacks..................................................................    45
         8.16     Workers' Compensation............................................................    45

ARTICLE IX  EVENTS OF DEFAULT AND REMEDIES.........................................................    45
         9.01     Events of Default................................................................    45
         9.02     Remedies Upon Event of Default...................................................    47
         9.03     Application of Funds.............................................................    47
ARTICLE X  MISCELLANEOUS...........................................................................    48
         10.01    Amendments, Etc..................................................................    48
         10.02    Notices and Other Communications; Facsimile Copies...............................    48
         10.03    No Waiver; Cumulative Remedies...................................................    49
         10.04    Attorney Costs, Expenses and Taxes...............................................    49
         10.05    Indemnification by the Borrower..................................................    49
         10.06    Payments Set Aside...............................................................    50
         10.07    Successors and Assigns...........................................................    50
         10.08    Set-off..........................................................................    51
         10.09    Interest Rate Limitation.........................................................    51
         10.10    Counterparts.....................................................................    51
         10.11    Integration......................................................................    51
         10.12    Survival of Representations and Warranties.......................................    51
         10.13    Severability.....................................................................    52
         10.14    Confidentiality..................................................................    52
         10.15    Governing Law....................................................................    53
         10.16    Waiver of Jury Trial.............................................................    53
         10.17    U.S. Patriot Act Notice..........................................................    53

SCHEDULES

         1.01     Change of Control
         6.13     Subsidiaries
         6.19     Legal Name
         6.21     Holders of Permitted Preferred Stock
         8.01     Liens Existing on the Closing Date
         8.02     Investments Existing on the Closing Date
         8.03     Indebtedness Existing on the Closing Date
         10.02    Notice Addresses

EXHIBITS

         A        Form of Loan Notice
         B        Form of Revolving Note
         C        Form of Compliance Certificate
         D        Form of Joinder Agreement

                                CREDIT AGREEMENT

         This CREDIT AGREEMENT is entered into as of March 26, 2004 among GEVITY HR, INC., a Florida corporation, the "Borrower"), the Guarantors (defined herein) and BANK OF AMERICA, N.A. (the "Lender").

         The Borrower has requested that the Lender provide $35,000,000 in credit facilities for the purposes set forth herein, and the Lender is willing to do so on the terms and conditions set forth herein.

         In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

         1.01 Defined Terms.

         As used in this Agreement, the following terms shall have the meanings set forth below:

         "Acquisition", by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, all or any substantial portion of the Property of another Person or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

         "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 5% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

         "Agreement" means this Credit Agreement, as amended, modified, supplemented and extended from time to time.

         "AIG" means the member insurance companies of American International Group, Inc. and its successors.

         "Applicable Rate" means in the case of the Revolving Loans and the Letters of Credit, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Lender pursuant to Section 7.02(a):

                                   APPLICABLE RATE FOR
PRICING        CONSOLIDATED         EURODOLLAR RATE     LETTER OF CREDIT      APPLICABLE RATE FOR PRIME
 LEVEL        LEVERAGE RATIO             LOANS                 FEE                   RATE LOANS
-------------------------------------------------------------------------------------------------------
   I        Less than or
            equal to 0.5                 1.75%                1.75%                     0.75%%

   II       Less than or equal
            to 1.0 but greater           2.00%                2.00%                     1.00%
            than 0.5

  III       Less than or equal
            to 1.5 but greater
            than 1.0                     2.25%                2.25%                     1.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level III shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.02(a), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. Notwithstanding the foregoing the Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(a) for the fiscal quarter ending March 31, 2004 shall be determined based on Pricing Level II.

         "Attributable Indebtedness" means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP,
(b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Lender in its reasonable judgment.

         "Audited Financial Statements" means the audited balance sheet of the Borrower and its Subsidiaries as of December 31, 2003, and the related statements of income or operations, consolidated and consolidating shareholders' equity and cash flows for the year ended December 31, 2003 for the Borrower and its Subsidiaries, including the notes thereto.

         "Borrower" has the meaning specified in the introductory paragraph hereto.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of Florida and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

         "Businesses" means, at any time, a collective reference to the businesses operated by the Borrower and its Subsidiaries at such time.

         "Capital Lease" means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

         "Capital Stock" means (i) in the case of a corporation, capital stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Collateralize" has the meaning specified in Section 2.02(f).

         "Cash Equivalents" means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) the Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or
(iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 365 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within twelve months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $100,000,000, (f) securities of, or other interests in, any open-end or closed-end management type investment company or investment fund advised by a registered investment advisor under rule 3c7 of the Investment Company Act of 1940, provided that any such company's or fund's investment guidelines state that the fund will seek to maintain a $1 per share net asset value, (g) bonds, debentures, notes or other evidences of Indebtedness issued in the auction rate market with a rate reset of less than 90 days, provided that such bonds, debentures, notes or other evidences of Indebtedness bear at least an A rating from S&P, Moody's or Fitch and (h) preferred stock, the dividend on which is set every 90 days or less using a Dutch auction process, is subject to Federal income tax and is generally eligible for a dividends received deduction, provided that such preferred stock bears at least an A rating from S&P, Moody's or Fitch.

         "Certificate of Designation" means the Certificate of Designation of Series A convertible, redeemable preferred stock of the Borrower.

         "Change of Control" means the occurrence of any of the following events:

                  (i) except as hereinafter provided, any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act) shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, more than 15% of the outstanding Voting Stock of the Borrower, or

                  (ii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the board of directors of the Borrower together with any new members of such board of directors whose elections by such board of directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the members of such board of directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the directors of the Borrower then in office.

         Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred in the event that any of the Persons set out on Schedule 1.01 hereto own more than 15% of the outstanding Voting Stock of the Borrower on a date subsequent to the Closing Date pursuant to a conversion of the Permitted Preferred Stock or an acquisition of the Voting Stock.

         As used herein, "beneficial ownership" shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act.

         "Closing Date" means the date hereof.

         "CNA" means CNA Financial Corporation and its successors.

         "Commitment" means the obligation of the Lender to make Revolving Loans to, and issue Letters of Credit for the account of, the Borrower pursuant to
Section 2.01.

         "Commitment Amount" means THIRTY-FIVE MILLION DOLLARS ($35,000,000), as such amount may be reduced from time to time in accordance with the provisions hereof.

         "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

         "Consolidated Capital Expenditures" means, for any period for the Borrower and its Subsidiaries on a consolidated basis, all capital expenditures, as determined in accordance with GAAP.

         "Consolidated Cash Taxes" means, for any period for the Borrower and its Subsidiaries on a consolidated basis, the aggregate of all taxes, as determined in accordance with GAAP, to the extent the same are paid in cash during such period.

         "Consolidated EBITDA" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period and (c) the amount of depreciation and amortization expense for such period, all as determined in accordance with GAAP.

         "Consolidated EBITDAR" means, for any period for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) Consolidated EBITDA for such period plus (ii) Consolidated Rental Expense for such period, all as determined in accordance with GAAP.

         "Consolidated Fixed Charge Coverage Ratio" means, as of the last day of each fiscal quarter of the Borrower, the ratio of (a) the sum of (i) Consolidated EBITDAR for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to
Section 7.01(a) or (b) less (ii) Consolidated Capital Expenditures for such period less (iii) Consolidated Cash Taxes for such period to (b) Consolidated Fixed Charges for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).

         "Consolidated Fixed Charges" means, for any period for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) Consolidated Interest Charges for such period plus (ii) Consolidated Rental Expense for such period plus (iii) dividends and other distributions paid on the Capital Stock of the Borrower for such period, all as determined in accordance with GAAP.

         "Consolidated Funded Indebtedness" means Funded Indebtedness of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

         "Consolidated Interest Charges" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with Indebtedness (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (ii) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under Capital Leases or other leases that is treated as interest in accordance with GAAP.

         "Consolidated Leverage Ratio" means, as of the last day of each fiscal quarter of the Borrower, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).

         "Consolidated Net Income" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period determined in accordance with GAAP.

         "Consolidated Net Worth" means, as of any date of determination, consolidated shareholders' equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

         "Consolidated Rental Expense" means for any period for the Borrower and its Subsidiaries on a consolidated basis, rental expense under operating leases, as determined in accordance with GAAP.

         "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

         "Control" has the meaning specified in the definition of "Affiliate."

         "Credit Extension" means each of the following: (a) a Revolving Loan and (b) an L/C Credit Extension.

         "Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

         "Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

         "Default Rate" means an interest rate equal to the Prime Rate plus four percent (4%) per annum to the fullest extent permitted by applicable Laws.

         "Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by the Borrower or any Subsidiary (including the Capital Stock of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (i) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business of the Borrower and its Subsidiaries, (ii) the sale, lease, license, transfer or other disposition of machinery and equipment no longer used or useful in the conduct of business of the Borrower and its Subsidiaries, (iii) any sale, lease, license, transfer or other disposition of Property by the Borrower or any Subsidiary to any Loan Party, (iv) any Involuntary Disposition by the Borrower or any Subsidiary and (v) any Disposition by the Borrower or any Subsidiary constituting a Permitted Investment.

         "Dollar" and "$" mean lawful money of the United States.

         "Domestic Subsidiary" means any Subsidiary that is organized under the laws of any political subdivision of the United States.

         "Earn Out Obligations" means, with respect to an Acquisition, all obligations of the Borrower or any Subsidiary to make earn out or other contingent payments pursuant to the documentation relating to such Acquisition. The amount of any Earn Out Obligation shall be deemed to be the aggregate liability in respect thereof as recorded on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

         "Environmental Laws" means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, approvals, licenses or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

         "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law,
(b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials,
(d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

         "Equity Issuance" means any issuance by the Borrower or any Subsidiary to any Person of shares of its Capital Stock, other than (a) any issuance of shares of its Capital Stock pursuant to the exercise of options or warrants, (b) any issuance of options or warrants relating to its Capital Stock and (c) the issuance of Capital Stock of the Borrower as consideration for a Permitted Acquisition. The term "Equity Issuance" shall not be deemed to include any Disposition.

         "ERISA" means the Employee Retirement Income Security Act of 1974.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of
Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

         "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

         "Eurodollar Rate" means the fluctuating rate of interest (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Telerate Page 3750 (or any successor page) as the one month London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) on the second preceding Business Day, as adjusted from time to time in the Lender's sole discretion for then applicable reserve requirements, deposit insurance assessment rates and other regulatory costs; if for any reason such rate is not available, the term "Eurodollar Rate" shall mean the fluctuating rate of interest (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Reuters Screen LIBO Page as the one month London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) on the second preceding Business Day, as adjusted from time to time in the Lender's sole discretion for then applicable reserve requirements, deposit insurance assessment rates and other regulatory costs; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. The Eurodollar Rate shall be adjusted every date of change in such rate.

         "Eurodollar Rate Loan" means a Loan that bears interest at a rate based on the Eurodollar Rate.

         "Event of Default" has the meaning specified in Section 9.01.

         "Existing Letter of Credit" means that certain $6,000,000 Letter of Credit #931370 issued on September 20, 1997 by Bank of America, N.A. with an expiry date of December 31, 2004 for the benefit of Blue Cross and Blue Shield of Florida, Inc.

         "Facilities" means, at any time, a collective reference to the facilities and real properties owned, leased or operated by the Borrower or any Subsidiary.

         "Fee Letter" means the letter agreement, dated the Closing Date between the Borrower and the Lender.

         "Fitch" means Fitch, Inc. and any successor thereto.

         "Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

         "FRB" means the Board of Governors of the Federal Reserve System of the United States.

         "Funded Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

                  (a) all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

                  (b)      all purchase money Indebtedness;

                  (c) all obligations arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

                  (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), including without limitation any Earn Out Obligations;

                  (e) the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

                  (f) the Attributed Indebtedness with respect to capital leases and Synthetic Leases;

                  (g) the Attributed Indebtedness with respect to Securitization Transactions;

                  (h) all (i) preferred stock or (ii) other equity interests providing for mandatory redemptions, sinking fund or like payments prior to the Maturity Date;

                  (i) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (h) above of any other Person;

                  (j)      all Indebtedness of the types specified in clauses
         (a) through (i) above of any other Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by the Borrower or such Subsidiary, whether or not the obligations secured thereby have been assumed;

                  (i)      all Indebtedness of the types referred to in clauses
         (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or such Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

         For purposes hereof, (x) the amount of any obligation arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder, and (y) the amount of any Guarantee shall be the amount of the Indebtedness subject to such Guarantee.

         "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "Guarantee" means, as to any Person, without duplication (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or
(b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

         "Guaranty" means the Guaranty made by the Guarantors in favor of the Lender pursuant to Article IV hereof.

         "Guarantors" means each Person identified as a "Guarantor" on the signature pages hereto and each other Person that becomes a Guarantor after the Closing Date, together with their successors and permitted assigns.

         "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

         "Honor Date" has the meaning set forth in Section 2.02(c).

         "Indebtedness" means, as to the Borrower or any Subsidiary at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

                  (a)      all Funded Indebtedness

                  (b)      all obligations under any Swap Contract;

                  (c) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person;

                  (d)      all Indebtedness of the types specified in clauses
         (a) through (c) above of any other Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by the Borrower or such Subsidiary, whether or not the obligations secured thereby have been assumed;

                  (e)      all Indebtedness of the types referred to in clauses
         (a) through (d) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or such Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

         For purposes hereof (y) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date, and (z) the amount of any Guarantee shall be the amount of the Indebtedness subject to such Guarantee.

         "Indemnified Liabilities" has the meaning set forth in Section 10.05.

         "Indemnitees" has the meaning set forth in Section 10.05.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

         "Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

         "Involuntary Disposition" means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of the Borrower or any Subsidiary.

         "IP Rights" has the meaning set forth in Section 6.17.

         "IRS" means the United States Internal Revenue Service.

         "Joinder Agreement" means a joinder agreement substantially in the form of Exhibit D executed and delivered by a Subsidiary in accordance with the provisions of Section 7.12.

         "Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

         "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

         "L/C Obligations" means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus, without duplication, the aggregate of all Unreimbursed Amounts.

         "Lender" has the meaning specified in the introductory paragraph hereof.

         "Letter of Credit" means any standby letter of credit issued under this Agreement.

         "Letter of Credit Application" means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the Lender.

         "Letter of Credit Expiration Date" means the day that is thirty days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

         "Letter of Credit Sublimit" means an amount equal to the lesser of the Commitment Amount and $7,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Commitment Amount.

         "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

         "Loan Documents" means this Agreement, each Revolving Note, each Letter of Credit, each Letter of Credit Application, each Joinder Agreement, each Request for Credit Extension, each Compliance Certificate, the Fee Letter and each other document, instrument or agreement from time to time executed by any Loan Party and delivered in connection with this Agreement.

         "Loan Notice" means a notice of a borrowing of Revolving Loans that, if in writing, shall be substantially in the form of Exhibit A.

         "Loan Parties" means, collectively, the Borrower and the Guarantors.

         "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), financial condition or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

         "Maturity Date" means March 26, 2007.

         "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

         "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

         "Net Cash Proceeds" means the aggregate cash or Cash Equivalents proceeds received by the Borrower or any Subsidiary in respect of any Equity Issuance net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, brokerage fees, underwriting discounts, sales commissions and other transaction expenses) and
(b) taxes paid or payable as a result thereof; it being understood that "Net Cash Proceeds" shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by the Borrower or any Subsidiary in any Equity Issuance.

         "Obligations" means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Revolving Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all obligations under any Swap Contract between any Loan Party and Lender or an Affiliate of the Lender to the extent permitted hereunder and (c) all obligations under any Treasury Management Agreement between any Loan Party and the Lender or an Affiliate of the Lender.

         "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);
(b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

         "Other Taxes" has the meaning set forth in Section 3.01(b).

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

         "Permitted Acquisitions" means Investments consisting of an Acquisition by any Loan Party, provided that (i) the Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date as required by Section 8.07, (ii) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (iii) with respect to any single Acquisition for which the cash and non-cash consideration (including without limitation, any Indebtedness issued to finance any such Acquisition, any Capital Stock issued to finance any such Acquisition and any assumption of liabilities) exceeds $5,000,000, the Borrower shall have delivered to the Lender a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties would be in compliance with Section 8.11(c) as of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b), (iv) the representations and warranties made by the Loan Parties in any Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, and (v) the aggregate cash and non-cash consideration (including Indebtedness assumed and the maximum amount of deferred purchase price obligations (including, without limitation, Earn Out Obligations)) paid by the Borrower and the Loan Parties for all Acquisitions occurring from and after the Closing Date shall not exceed $15 million unless the Lender otherwise approves.

         "Permitted Investments" means, at any time, Investments by the Borrower and its Subsidiaries permitted to exist at such time pursuant to the terms of
Section 8.02.

         "Permitted Liens" means, at any time, Liens in respect of Property of the Borrower and its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

         "Permitted Preferred Stock" means the 30,000 shares of the Borrower's Series A convertible, redeemable preferred stock issued by the Borrower on June 6, 2003 pursuant to the Certificate of Designation.

         "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

         "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

         "Prime Rate" means for any day a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its "prime rate." The "prime rate" is a rate set by Bank of America, N.A. based upon various factors including Bank of America, N.A.'s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the "prime rate" announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Prime Rate Loan" means a Loan that bears interest based on the Prime Rate.

         "Pro Forma Basis" means, for purposes of calculating the Consolidated Leverage Ratio (including for purposes of determining the Applicable Rate), that any Acquisition shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b). In connection with the foregoing, income statement items attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (i) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1 and (ii) such items are supported by financial statements or other information reasonably satisfactory to the Lender.

         "Pro Forma Compliance Certificate" means a certificate of the Borrower executed by a Responsible Officer of the Borrower containing a reasonably detailed calculation of the Consolidated Leverage Ratio as of the most recent fiscal quarter end for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.

         "Property" means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible.

         "Purchase Agreement" means a collective reference to that certain Asset Purchase Agreement by and between EPIX Holdings Corporation, a Delaware corporation and the Borrower, dated as of March 26, 2004, and that certain Transition Services Agreement by and between EPIX Holdings Corporation, a Delaware corporation and the Borrower, dated as of March 26, 2004, as each may be amended on or prior to the Closing Date.

         "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

         "Request for Credit Extension" means (a) with respect to a borrowing of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

         "Responsible Officer" means the chief executive officer, president, chief financial officer, senior vice president or general counsel of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

         "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock.

         "Revolving Loans" has the meaning specified in Section 2.01(a).

         "Revolving Note" has the meaning specified in Section 2.09.

         "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

         "Sale and Leaseback Transaction" means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any person whereby the Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

         "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

         "Securitization Transaction" means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate or any other Person.

         "Solvent" or "Solvency" means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

         "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.

         "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

         "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

         "Synthetic Lease" means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on the balance sheet under GAAP.

         "Taxes" has the meaning set forth in Section 3.01(a).

         "Threshold Amount" means $500,000.

         "Treasury Management Agreement" means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

         "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

         "United States" and "U.S." mean the United States of America.

         "Unreimbursed Amount" has the meaning set forth in Section 2.02(c)(i).

         "Unrestricted Liquidity" means cash and Cash Equivalents of the Borrower and its Subsidiaries that are not encumbered by a lien or classified as restricted, without duplication, under GAAP or any Contractual Obligation of the Borrower or any Subsidiary.

         "Voting Stock" means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

         "Wholly Owned Subsidiary" means any Person 100% of whose Capital Stock is at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Capital Stock is at the time owned, directly or indirectly, by the Borrower.

         1.02     Other Interpretive Provisions.

         With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

                  (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

                  (b)      (i)      The words "herein," "hereto," "hereof" and
         "hereunder" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

                           (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

                           (iii) The term "including" is by way of example and not limitation.

                           (iv) The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

                  (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

                  (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

         1.03     Accounting Terms; Financial Covenant Calculations.

         (a) Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.

         (b) The Borrower will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(a). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

         1.04     Rounding.

         Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

         1.05     References to Agreements and Laws.

         Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

         1.06     Times of Day.

         Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

         1.07     Letter of Credit Amounts.

         Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

                                   ARTICLE II

                      THE COMMITMENTS AND CREDIT EXTENSIONS

         2.01     Revolving Loans.

         (a) Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a "Revolving Loan") to the Borrower in Dollars from time to time on any Business Day during the period from the Closing Date to but not including the Maturity Date; provided, however, that after giving effect to any advance of Revolving Loans, the sum of the outstanding principal amount of Revolving Loans plus the outstanding amount of L/C Obligations shall not exceed the Commitment Amount. Subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01.

         (b) Borrowing Procedures. Each borrowing of Revolving Loans shall be made upon the Borrower's Loan Notice to the Lender. Each such Loan Notice must be received by the Lender not later than 11:00 a.m. on the requested date of borrowing. Each borrowing shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof.

         2.02     Letters of Credit.

         (a)      The Letter of Credit Commitment.

                  (i) Subject to the terms and conditions set forth herein, the Lender agrees from time to time on any Business Day during the period from the Closing Date to but not including the Maturity Date to issue Letters of Credit in Dollars for the account of the Borrower or any Subsidiary, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

                  (ii) The Lender shall be under no obligation to issue any Letter of Credit if:

                           (A) after giving effect to such Letter of Credit, (i) the sum of the outstanding principal amount of Revolving Loans plus the outstanding amount of L/C Obligations would exceed the Commitment Amount or (ii) the outstanding amount of L/C Obligations would exceed the Letter of Credit Sublimit;

                           (B) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing such Letter of Credit, or any Law applicable to the Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing

                  Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Lender in good faith deems material to it;

                           (C) the expiry date of such Letter of Credit would occur (x) after the date five (5) days prior to the Maturity Date or (y) subject to Section 2.02(b)(ii), more than twelve months after the date of issuance or last renewal; or

                           (D) the issuance of such Letter of Credit would violate one or more policies of the Lender.

                  (iii) The Lender shall be under no obligation to amend any Letter of Credit if (A) the Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

         (b) Procedures for Issuance and Amendment of Letters of Credit. Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Lender in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the Lender not later than 11:00 a.m. at least ten Business Days (or such later date and time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof;
(E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Lender may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business
Day); (C) the nature of the proposed amendment; and (D) such other matters as the Lender may reasonably require.

         (c) Drawings and Reimbursements; Funding of Participations. Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the Lender shall notify the Borrower thereof. Not later than 11:00 a.m. on the date of any payment by the Lender under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse the Lender in an amount equal to the amount of such drawing. In the event the Borrower fails to so reimburse the Lender, the Borrower shall be deemed to have requested a borrowing of Revolving Loans to be disbursed on the Honor Date in an amount equal to the amount of the unreimbursed drawing (the "Unreimbursed Amount"), without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Revolving Loans, but subject to the amount of the unutilized portion of the Commitment Amount and the conditions set forth in
Section 5.02 (other than the delivery of a Loan Notice). If any Unreimbursed Amount is not fully refinanced by a borrowing of Revolving Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the amount of the Unreimbursed Amount that is not so refinanced shall bear interest at the Default Rate until reimbursed by the Borrower.

         (d) Obligations Absolute. The obligation of the Borrower to reimburse the Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

                  (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, any other Loan Document or any other agreement or instrument relating thereto;

                  (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

                  (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

                  (iv) any payment by the Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

                  (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

         The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to them and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Lender and its correspondents unless such notice is given as aforesaid.

         (e) Role of Lender. The Borrower agrees that, in paying any drawing under a Letter of Credit, the Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. The Lender shall not be liable or responsible for (i) any action taken or omitted in the absence of gross negligence or willful misconduct; or (ii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Lender, and the Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Lender's bad faith, willful misconduct or gross negligence or the Lender's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

         (f) Cash Collateral. If, as of the Maturity Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then outstanding amount of all L/C Obligations. For purposes hereof, "Cash Collateralize" means to pledge and deposit with or deliver to the Lender, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to the then outstanding amount of all L/C Obligations pursuant to documentation in form and substance satisfactory to the Lender. Derivatives of such term have corresponding meanings. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts with the Lender.

         (g) Applicability of ISP98. Unless otherwise expressly agreed by the Lender and the Borrower when a Letter of Credit is issued, the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

         (h) Letter of Credit Fees. The Borrower shall pay to the Lender on a quarterly basis a Letter of Credit fee for each Letter of Credit equal to the Applicable Rate per annum times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) for the duration of such Letter of Credit. Such Letter of Credit fee shall be payable in arrears on the last Business Day of each calendar quarter.

         (i) Documentary and Processing Charges Payable to Lender. The Borrower shall pay directly to the Lender for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such the Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

         (j) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

         (k) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, including without limitation Section 2.02(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of the Borrower, provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower's reimbursement obligations hereunder with respect to such Letter of Credit.

         2.03     Prepayments.

         (a) Voluntary Prepayments of Loans. The Borrower may, upon notice from the Borrower to the Lender, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Lender not later than 11:00 a.m. on the date of any such prepayment; and (ii) any such payment shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding).

         (b) Mandatory Prepayments of Loans. If for any reason the sum of the outstanding principal amount of Revolving Loans plus the outstanding amount of L/C Obligations at any time exceeds the

Commitment Amount, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

         2.04     Termination or Reduction of Commitments.

         The Borrower may, upon notice from the Borrower to the Lender, terminate any of the Commitments or permanently reduce the Commitment Amount; provided that (a) any reduction of the Commitment Amount shall not be to an amount less than the sum of the outstanding principal amount of Revolving Loans plus the outstanding amount of L/C Obligations, (b) any such notice shall be received by the Lender not later than 11:00 a.m. three Business Days prior to the date of termination or reduction and (c) any such partial reduction shall be in an aggregate amount of $100,000 or any whole multiple of $50,000 in excess thereof. All commitment fees accrued as provided in Section 2.07 until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

         2.05     Repayment of Loans.

         The Borrower shall repay the aggregate outstanding principal amount of all Revolving Loans on the Maturity Date.

         2.06     Interest.

         (a) Subject to the provisions of subsections (b) and (c) below, each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Eurodollar Rate plus the Applicable Rate.

         (b) If the Lender determines that at any time (i) any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable lending office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or (ii) for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate or that the Eurodollar Rate does not adequately and fairly reflect the cost to the Lender of funding such Revolving Loan, then, in each case, upon notice thereof by the Lender to the Borrower, each Revolving Loan shall bear interest on the outstanding principal amount thereof from the date of such notice, in the case of outstanding Revolving Loans, and from the applicable borrowing date, in the case of Revolving Loans advanced after the date of such notice, at a rate per annum equal to the Prime Rate plus the Applicable Rate.

         (c) Upon the occurrence and during the continuation of an Event of Default, the Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

         (d) Interest on each Revolving Loan shall be due and payable in arrears on the last Business Day of each calendar month and on the Maturity Date. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

         2.07     Commitment Fee.

         In addition to certain fees described in subsections (h) and (i) of
Section 2.02, the Borrower shall pay to the Lender a commitment fee equal to the product of (i) 0.50% per annum times (ii) the actual daily amount by which the Commitment Amount exceeds the sum of (y) the outstanding principal amount of Revolving Loans and (z) the outstanding amount of L/C Obligations. The commitment fee shall accrue at all times during the period from the Closing Date to the Maturity Date, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears.

         2.08     Computation of Interest and Fees.

         All computations of interest determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Revolving Loan for the day on which the Revolving Loan is made, and shall not accrue on a Revolving Loan, or any portion thereof, for the day on which the Revolving Loan or such portion is paid, provided that any Revolving Loan that is repaid on the same day on which it is made shall, subject to Section 2.10, bear interest for one day.

         2.09     Evidence of Debt.

         The Credit Extensions made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. The Borrower shall execute and deliver to the Lender a promissory note, which shall evidence the Revolving Loans in addition to such accounts or records. The promissory note shall be in the form of Exhibit B (a "Revolving Note"). The Lender may attach schedules to the Revolving Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

         2.10     Payments Generally.

         (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. All payments received by the Lender after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

         (b) The Borrower hereby irrevocably authorize the Lender to debit account number 003446896406 maintained with the Lender for all payments due hereunder on the date due.

         (c) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

                                   ARTICLE III

                     TAXES, YIELD PROTECTION AND ILLEGALITY

         3.01     Taxes.

         (a) Subject to Section 3.01(e), any and all payments by any Loan Party to or for the account of the Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding taxes imposed on or measured by the Lender's overall net income, and franchise or similar taxes imposed on the Lender (in lieu of, or in addition to, net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Lender is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If any Loan Party shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions,
(iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and
(iv) within thirty days after the date of such payment, such Loan Party shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof or, if no such receipt is available, other evidence of payment reasonably satisfactory to the Lender.

         (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

         (c) The Borrower agrees to indemnify the Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Lender, and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (c) shall be made within thirty days after the date the Lender makes a demand therefor.

         (d) The Lender and any assignee of the Lender (other than a Foreign Lender) shall deliver to the Borrower, prior to receipt of any payment subject to withholding under the Internal Revenue Code (or upon accepting an assignment of an interest herein), IRS Form W-9 claiming an exemption from back-up withholding tax.

         (e)      (i)      Any assignee of the Lender that is not a "United
States person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a "Foreign Lender") shall deliver to the Borrower, prior to receipt of any payment subject to withholding under the Internal Revenue Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction to zero of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower that such Foreign Lender is entitled to an exemption from, or reduction to zero of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Internal Revenue Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Borrower such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower of any available exemption from, or reduction to zero of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Foreign Lender, and as may be reasonably necessary (including the re-designation of its lending office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

                  (ii) The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (i) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Foreign Lender transmits with an IRS Form W-8IMY pursuant to this
         Section 3.01(e) or (ii) if such Foreign Lender shall have failed to satisfy the foregoing provisions of this Section 3.01(e); provided that if such Foreign Lender shall have satisfied the requirement of this
         Section 3.01(e) on the date such Foreign Lender became a Lender, nothing in this Section 3.01(e) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Foreign Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Foreign Lender is not subject to withholding or is subject to withholding at a reduced rate.

         3.02     Increased Cost and Reduced Return; Capital Adequacy.

         (a) If the Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or the Lender's compliance therewith, there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing Letters of Credit, or a reduction in the amount received or receivable by the Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section
3.01 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which the Lender is organized or has its lending office), then from time to time upon demand of the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such increased cost or reduction.

         (b) If the Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by the Lender (or its lending office) therewith, has the effect of reducing the rate of return on the capital of the Lender or any corporation controlling the Lender as a consequence of the Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and the Lender's desired return on capital), then from time to time upon demand of the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such reduction.

         3.03     Matters Applicable to all Requests for Compensation.

         A certificate of the Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be prime facie evidence of such amount. In determining such amount, the Lender may use any reasonable averaging and attribution methods.

         3.04     Survival.

         All of the Borrower's obligations under this Article III shall survive termination of the Commitments and repayment of all Obligations.

                                   ARTICLE IV

                                    GUARANTY

         4.01     The Guaranty.

         Each of the Guarantors hereby jointly and severally guarantees to the Lender, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

         Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

         4.02     Obligations Unconditional.

         The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitment have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

                  (a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

                  (b) any of the acts mentioned in any of the provisions of any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents, shall be done or omitted;

                  (c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be waived, or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

                  (d) any Lien granted to, or in favor of, the Lender as security for any of the Obligations shall fail to attach or be perfected; or

                  (e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

         With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents or against any other Person under any other guarantee of, or security for, any of the Obligations.

         4.03     Reinstatement.

         The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

         4.04     Certain Additional Waivers.

         Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

         4.05     Remedies.

         The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Lender, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in
Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the

Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.

         4.06     Rights of Contribution.

         The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of the Guarantors shall exercise any such contribution rights until the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated.

         4.07     Guarantee of Payment; Continuing Guarantee.

         The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

                                    ARTICLE V

                    CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

         5.01     Conditions of Initial Credit Extension.

         The obligation of the Lender to make the initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

                  (a) Loan Documents. Receipt by the Lender of executed counterparts of this Agreement and the other Loan Documents, each property executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by the Lender.

                  (b) No Material Adverse Change. No material adverse change shall have occurred in the business, assets, liabilities (actual or contingent), operations, financial condition or prospects of the Borrower and its Subsidiaries taken as a whole.

                  (c) Opinions of Counsel. Receipt by the Lender of originals or facsimiles (followed promptly by originals) of a favorable opinion of Powell, Goldstein, Frazier & Murphy LLP, counsel to the Loan Parties, addressed to the Lender, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Lender.

                  (d) Organization Documents, Resolutions, Etc. Receipt by the Lender of the following, each of which shall be originals or facsimiles (followed promptly by originals) and in form and substance satisfactory to the Lender:

                           (i) copies of the Organization Documents of the Borrower and each Subsidiary certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization and certified by a secretary or assistant secretary of such Person to be true and correct as of the Closing Date;

                           (ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

                           (iii) such documents and certifications as the Lender may reasonably require to evidence that the Borrower and each Subsidiary is duly incorporated, validly existing, in good standing and qualified to engage in business in its state of incorporation and the state of its principal place of business.

                  (e) Consents. All governmental, shareholder and third party consents and material approvals necessary in connection with this Agreement and the other Loan Documents shall have been obtained and shall be in force and effect.

                  (f) Judgments; Litigation. There shall not exist (a) any order, decree, judgment, ruling or injunction which restrains the ability of the Loan Parties to enter into this Agreement and the other Loan Documents, and (b) any pending or, to the knowledge of the Loan Parties, threatened, action, suit, investigation or proceeding which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

                  (g) Financial Statements. The Lender shall have received such financial information regarding the Borrower and its Subsidiaries as the Lender shall request.

                  (h) Fees. Receipt by the Lender of all fees in the amounts and at the times specified in the Fee Letter.

                  (i) Attorney Costs. The Borrower shall have paid all reasonable fees and expenses of counsel to the Lender incurred in connection with the execution and delivery by the Lender of this Agreement.

                  (j) Consummation of Transactions. Evidence of consummation of the purchase by the Borrower of the Acquired Assets (as defined in the Purchase Agreement) in accordance with the terms of the Purchase Agreement and in compliance with applicable law. The Administrative Agent shall have received a copy of the Purchase Agreement certified by an officer of the Borrower to be true and correct as of the Closing Date.

                  (k) Preferred Stock Documents. The Lender shall have received (i) a certified copy of the Certificate of Designation and any other documents requested by the Lender related to the Permitted Preferred Stock, (ii) a certified copy of the consent of the Majority Holders (as defined in the Certificate of Designation) to the Borrower's execution, delivery and performance of the Loan Documents and (iii) executed subordination letters from each of the holders of the Permitted Preferred Stock.

         5.02     Conditions to all Credit Extensions.

         The obligation of the Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

                  (a) The representations and warranties of the Loan Parties contained in Article VI and the other Loan Documents, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

                  (b) No Default shall exist or would result from such proposed Credit Extension.

                  (c) There shall not have been commenced against the Borrower or any Subsidiary an involuntary case under any applicable Debtor Relief Law, now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed.

                  (d) The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

         Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         The Loan Parties represent and warrant to the Lender that:

         6.01     Existence, Qualification and Power.

         Each of the Borrower and its Subsidiaries (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

         6.02     Authorization; No Contravention.

         The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person's Organization Documents; (b) violate or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB).

         6.03     Governmental Authorization; Other Consents.

         No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, other than those that have already been obtained and are in full force and effect.

         6.04     Binding Effect.

         This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

         6.05     Financial Statements; No Material Adverse Effect.

         (a) The Audited Financial Statements fairly present the financial condition of the Borrower and its Subsidiaries, as of the date thereof and their results of operations for the period covered thereby.

         (b) The Audited Financial Statements were prepared in good faith based on the books and records of the Borrower and the Subsidiaries and in accordance with GAAP (except as may be indicated in the notes attached thereto).

         (c) From December 31, 2003 to and including the Closing Date, there has been no Disposition by the Borrower or any Subsidiary, or any Involuntary Disposition, of any material part of the business or Property of the Borrower and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, in each case, which is not reflected in the Audited Financial Statements or in the notes thereto and has not otherwise been disclosed in writing to the Lender on or prior to the Closing Date.

         (d) The financial statements delivered pursuant to Section 7.01 have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01), and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated and consolidating financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of such date and for such periods.

         (e) Since December 31, 2003, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

         6.06     Litigation.

         There are no actions, suits, investigations, criminal prosecutions, civil investigative demands, imposition of criminal fines or penalties, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) if determined adversely, could reasonably be expected to have a Material Adverse Effect.

         6.07     No Default.

         (a) Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

         (b)      No Default has occurred and is continuing.

         6.08     Ownership of Property; Liens.

         Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

         6.09     Environmental Compliance.

         Except as could not reasonably be expected to have a Material Adverse
Effect:

                  (a) Since the occupation thereof by the Borrower or its Subsidiaries, each of the Facilities and all operations of the Borrower and its Subsidiaries at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the operations by the Borrower or the Subsidiaries at the Facilities or the Businesses, and, to the knowledge of the Responsible Officers of the Loan Parties, there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

                  (b) To the knowledge of the Responsible Officers of the Loan Parties, none of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

                  (c) Neither the Borrower nor any Subsidiary has received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

                  (d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf the Borrower or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

                  (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary, the Facilities or the Businesses.

                  (f) There has been no release or, threat of release of Hazardous Materials by the Borrower or its Subsidiaries at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of the Borrower or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

         6.10     Insurance.

         The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

         6.11     Taxes.

         The Borrower and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

         6.12     ERISA Compliance.

         (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS, an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

         (b) There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

         (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

         6.13     Subsidiaries.

         Set forth on Schedule 6.13 is a complete and accurate list as of the Closing Date of each Subsidiary of the Borrower.

         6.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

         (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of carrying margin stock. Following the application of the proceeds of each borrowing of Revolving Loans or drawing under each Letter of Credit, not more than 25% of the value of the assets (of the Borrower only, or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and the Lender or any Affiliate of the Lender relating to Indebtedness will be margin stock, or

         (b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

         6.15     Disclosure.

         No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower or any Subsidiary to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

         6.16     Compliance with Laws.

         Each of the Borrower and its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

         6.17     Intellectual Property; Licenses, Etc.

         The Borrower and its Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, "IP Rights") that are reasonably necessary for the operation of their respective businesses. Except as could not reasonably be expected to have a Material Adverse Effect, (i) no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and (ii) the use of any IP Rights by the Borrower or any Subsidiary or the granting of a right or a license in respect of any IP Rights from the Borrower or any Subsidiary does not infringe on the rights of any Person.

         6.18     Labor Matters.

         There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any Subsidiary (excluding the employees of the clients of the Borrower or its Subsidiaries) as of the Closing Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

         6.19     Legal Name.

         Set forth on Schedule 6.19 is the legal name and jurisdiction of formation of each Loan Party as of the Closing Date.

         6.20     Solvency.

         The Loan Parties are Solvent on a consolidated basis.

         6.21     Holders of Permitted Preferred Stock.

         Set forth on Schedule 6.21 are the holders of the Permitted Preferred Stock. This Schedule may be updated from time to time by written notice to the Lender.

                                   ARTICLE VII

                              AFFIRMATIVE COVENANTS

         So long as any Commitment is outstanding, any Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall and shall cause each Subsidiary to:

         7.01     Financial Statements.

         Deliver to the Lender, in form and detail satisfactory to the Lender:

                  (a) Annual Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders' equity and cash flows for such fiscal year, in each case setting forth in comparative form the consolidated and consolidating figures for the previous fiscal year, all in reasonable form and detail, audited by independent certified public accounts of recognized national standing acceptable to the Lender and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP, and shall not be limited as to scope of the audit or qualified as to the status of the Borrower and its Subsidiaries as a "going concern".

                  (b) Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable form and detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

         7.02     Certificates; Other Information.

         Deliver to the Lender, in form and detail satisfactory to the Lender:

                  (a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

                  (b) at least 30 days prior to the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2004, an annual business plan and budget of the Borrower and its Subsidiaries containing, among other things, pro forma financial statements for each quarter of the next fiscal year;

                  (c) copies of any detailed audit reports, management letters or recommendations, in each case submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them (and promptly upon completion, any written response of the Borrower or any Subsidiary to any such audit report, management letter or recommendation);

                  (d) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto unless the securities covered thereby are held or distributed by the Borrower or any Subsidiary, other than any registration statement on Form S-3 to the extent that it relates to a secondary offering, and other than any registration statement on Form 8 or its equivalent) and reports on Form 10-K, 10-Q and 8-K (or their equivalents) which the Borrower or any of its Subsidiaries shall have filed with the Securities and Exchange Commission;

                  (e) at least 30 days prior to the end of each fiscal year of the Borrower, annual projections of revenues and losses associated with the Borrower's worker's compensation programs for the next fiscal year, together with a comparison of the projections for the immediately preceding fiscal year to the actual results for the immediately preceding fiscal year; and

                  (f) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

         7.03     Notices.

         (a) Promptly notify the Lender after any Responsible Officer of any Loan Party obtains knowledge of the occurrence of any Default.

         (b) Promptly notify the Lender after any Responsible Officer of any Loan Party obtains knowledge of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws.

         (c) Promptly notify the Lender after any Responsible Officer of any Loan Party obtains knowledge of the occurrence of any ERISA Event.

         (d) Promptly notify the Lender of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary except to the extent required by GAAP.

         Each notice pursuant to this Section 7.03(a) through (d) shall be accompanied by a statement of the Borrower signed by a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

         7.04     Payment of Obligations.

         Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless, the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower and its Subsidiaries and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property.

         7.05     Preservation of Existence, Etc.

         (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05;

         (b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05;

         (c) Take all reasonable actions to maintain all material rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business; and

         (d) Preserve or renew all of its material registered patents, trademarks, trade names and service marks.

         7.06     Maintenance of Properties.

         (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and Involuntary Dispositions excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and
(c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

         7.07     Maintenance of Insurance.

         Maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of the Borrower or any Subsidiary, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates; provided that the Borrower or its Subsidiaries may maintain insurance with Concorda Insurance Company Limited, a Wholly Owned Subsidiary of the Borrower, in an amount not to exceed $1,000,000 in the aggregate.

         7.08     Compliance with Laws.

         Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

         7.09     Books and Records.

         (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP, as applicable, consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower and its Subsidiaries.

         7.10     Inspection Rights.

         Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Lender (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

         7.11     Use of Proceeds.

         Use the proceeds of the Credit Extension solely for working capital, capital expenditures, Permitted Acquisitions and other lawful corporate purposes.

         7.12     Additional Subsidiaries.

         Within thirty (30) days after the acquisition or formation of any Domestic Subsidiary:

                  (a) notify the Lender thereof in writing, together with jurisdiction of formation; and

                  (b) cause such Subsidiary to (i) become a Guarantor by executing and delivering to the Lender a Joinder Agreement or such other document as the Lender shall deem appropriate for such purpose, and (ii) deliver to the Lender documents of the types referred to in Sections 5.01(d) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause
         (a) above), all in form, content and scope reasonably satisfactory to the Lender.

         7.13     ERISA Compliance.

         Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Internal Revenue Code.

                                  ARTICLE VIII

                               NEGATIVE COVENANTS

         So long as any Commitment is outstanding, any Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

         8.01     Liens.

         Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

                  (a)      Liens existing on the date hereof and listed on
         Schedule 8.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

                  (b) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

                  (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are (i) unfiled and no other action has been taken to enforce the same or (ii) are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

                  (d) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

                  (e) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                  (f) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

                  (g) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not in excess of the Threshold Amount (except to the extent covered by independent third-party insurance as to which the insurer has acknowledged in writing its obligation to cover), unless any such judgment remains undischarged for a period of more than thirty consecutive days during which execution is not effectively stayed;

                  (h) Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value on the date of acquisition, whichever is lower, of the Property being acquired and (iii) such Liens attach to such Property concurrently with or within ninety days after the acquisition thereof;

                  (i) leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any Subsidiary;

                  (j) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

                  (k) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

                  (l) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

                  (m) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

                  (n) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses; and

                  (o) Liens on cash of the Borrower in favor of Bank of America, N.A. securing the Existing Letter of Credit.

         8.02     Investments.

         Make any Investments, except:

                  (a) Investments held by the Borrower or any Subsidiary in the form of cash or Cash Equivalents;

                  (b) Investments existing as of the Closing Date and set forth in Schedule 8.02;

                  (c) Investments in any Person that is a Loan Party prior to giving effect to such Investment;

                  (d)      Permitted Acquisitions;

         (e)      Guarantees permitted by Section 8.03; and

         (f) cash in restricted accounts to support the obligations of the Borrower and its Subsidiaries under their worker's compensation agreements provided that such Investments have a minimum short-term rating from S&P of at least A-2 (or a comparable rating from either Moody's or Fitch) and/or a minimum long-term rating from S&P of at least A (or a comparable rating from either Moody's or Fitch) and a maturity date of not more than 5 years from the date of settlement or acquisition.

         8.03     Indebtedness.

         Create, incur, assume or suffer to exist any Indebtedness, except:

                  (a)      Indebtedness under the Loan Documents;

                  (b) Indebtedness of the Borrower and its Subsidiaries set forth in Schedule 8.03 (and renewals, refinancings and extensions thereof on terms and conditions not materially less favorable to the applicable debtor(s));

                  (c)      intercompany Indebtedness permitted under Section
         8.02;

                  (d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a "market view;" and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

                  (e) purchase money Indebtedness (including obligations in respect of capital leases) incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets, provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $4,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

                  (f)      the Permitted Preferred Stock;

                  (g)      the Existing Letter of Credit; and

                  (h) Guaranty Obligations of the Borrower and its Subsidiaries with respect to Indebtedness permitted under clauses (a) through (e) of this Section 8.03.

         8.04     Fundamental Changes.

         Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 8.04, (a) any Loan Party may merge or consolidate with any other Loan Party provided that if the

Borrower is a party thereto, the Borrower shall be the continuing or surviving corporation and (b) any Subsidiary of a Loan Party may merge or consolidate with any Loan Party, provided that the Loan Party shall be the continuing or surviving corporation.

         8.05     Dispositions.

         Make any Disposition unless (a) the consideration paid in connection therewith shall be cash or Cash Equivalents (payment to be contemporaneous with consummation of transaction) and shall be in an amount not less than the fair market value of the Property disposed of, (b) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary,
(c) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other Property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05, and (d) the aggregate net book value of all of the assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions in any fiscal year of the Borrower shall not exceed $250,000.

         8.06     Restricted Payments.

         Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

                  (a) each Subsidiary may make Restricted Payments (directly or indirectly) to any Loan Party;

                  (b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Capital Stock of such Person;

                  (c) the Borrower may make cash dividend payments or other distributions to the holders of its Capital Stock; and

                  (d) the Borrower may redeem 10,000 shares of the Permitted Preferred Stock on July 31, 2006 if, both before and after giving effect to such redemption (i) the Borrower has demonstrated to the Lender that it is in pro forma compliance with each of the financial covenants set forth in Section 8.11 hereof, (ii) no Default or Event of Default exists, (iii) the outstanding principal amount of Revolving Loans plus the outstanding amount of L/C Obligations is zero and (iv) the Borrower has demonstrated to the Lender that it has a minimum Unrestricted Liquidity of $20,000,000; provided, that the Commitment Amount shall be reduced by 50(cent) for each $1.00 paid by the Borrower or its Subsidiaries to redeem the Permitted Preferred Stock.

         8.07     Change in Nature of Business.

         Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

         8.08     Transactions with Affiliates and Insiders.

         Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) transfers between Loan Parties, (b) intercompany transactions expressly permitted by
Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (c) reasonable compensation (including stock incentives) and reimbursement of expenses of officers and directors, and (d) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person's business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

         8.09     Burdensome Agreements.

         (a) Enter into or permit to exist any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits,
(ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its Property to any Loan Party, or (v) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses
(i)-(iv) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05 pending the consummation of such sale, (5) customary non-assignment provisions contained in operating leases and licenses of Property, provided that any such provisions relates only to the Property leased or licensed or (6) the Certificate of Designation.

         (b) Enter into or permit to exist any Contractual Obligation that prohibits or otherwise restricts the existence of any Lien upon any of its Property in favor of the Lender for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such Property is given as security for the Obligations, except (i) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith,
(ii) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien,
(iii) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05, pending the consummation of such sale, (iv) customary non-assignment provisions contained in operating leases and licenses of Property, provided that any such provisions relates only to the Property leased or licensed or (v) the Certificate of Designation.

         8.10     Use of Proceeds.

         Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

         8.11     Financial Covenants.

         (a) Consolidated Net Worth. Permit Consolidated Net Worth as of the end of any fiscal quarter of the Borrower to be less than the sum of (i) eighty-five percent (85%) of the Consolidated Net Worth as of December 31, 2003 plus (ii) as of the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending March 31, 2004, an amount equal to 75% of Consolidated Net Income (to the extent positive) for the fiscal quarter then ended plus (iii) 100% of the proceeds of all Equity Issuances after the Closing Date less (iv) the amount of the Permitted Preferred Stock purchased pursuant to Section 8.12(b).

         (b) Minimum Consolidated EBITDA. Permit Consolidated EBITDA to be less than $30,000,000 for each twelve month period ending as of each fiscal quarter end of the Borrower.

         (c) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 1.50:1.0.

         (d) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 1.50:1.0.

         8.12     Amendments and Payments with Respect to Other Indebtedness,
Etc.

         (a) Amend or modify any of the terms of any Indebtedness of the Borrower or any Subsidiary if such amendment or modification would (i) add or change any terms in a manner that could reasonably be expected to materially and adversely affect the Lender, or (ii) shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto.

         (b) With respect to any Indebtedness of the Borrower or any Subsidiary make (or give any notice with respect thereto) any voluntary or optional principal payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any such Indebtedness; provided, however, the Borrower may redeem 10,000 shares of the Permitted Preferred Stock on July 31, 2006 if, both before and after giving effect to such redemption (i) the Borrower has demonstrated to the Lender that it is in pro forma compliance with each of the financial covenants set forth in Section 8.11 hereof, (ii) no Default or Event of Default exists, (iii) the outstanding principal amount of Revolving Loans plus the outstanding amount of L/C Obligations is zero and (iv) the Borrower has demonstrated to the Lender that it has a minimum Unrestricted Liquidity of $20,000,000; provided further, however, that the Commitment Amount shall be reduced by 50(cent) for each $1.00 paid by the Borrower or its Subsidiaries to redeem the Permitted Preferred Stock.

         8.13     Organization Documents; Fiscal Year.

         (a) Amend, modify or change its Organization Documents in a manner adverse to the Lender.

         (b)      Change its fiscal year.

         8.14     Ownership of Subsidiaries.

         Notwithstanding any other provisions of this Credit Agreement to the contrary, the Loan Parties will not (a) permit any Person (other than the Borrower or any Wholly Owned Subsidiary of the Borrower) to own any Capital Stock of any Subsidiary of the Borrower, except to the extent required by applicable Law to qualify directors with respect to the ownership of Capital Stock of Foreign Subsidiaries, (b) permit any Subsidiary of the Borrower to issue any shares of preferred Capital Stock or (c) create, incur or suffer to exist any Lien on any Capital Stock of any Subsidiary of the Borrower other than Permitted Liens.

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

         8.15     Sale Leasebacks.

         Enter into any Sale and Leaseback Transaction.

         8.16     Workers' Compensation.

         Make any material amendments, revisions or changes adverse to the interests of the Borrower or its Subsidiaries in the workers' compensation plan between the Borrower and AIG or the workers' compensation plan between the Borrower and CNA without the prior written consent of the Lender.

                                   ARTICLE IX

                         EVENTS OF DEFAULT AND REMEDIES

         9.01     Events of Default.

         Any of the following shall constitute an Event of Default:

                  (a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or on any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan, or any commitment fee or other fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

                  (b)      Specific Covenants.

                           (i) The Loan Parties fail to perform or observe any term, covenant or agreement contained in any of Section 7.05(a), 7.11 or 7.12 or Article VIII; or

                           (ii) The Loan Parties fail to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, or 7.10 and such failure continues for five Business Days after the earlier of (i) a Responsible Officer of any Loan Party becoming aware of such failure or (ii) notice thereof to any Loan Party by the Lender;

                  (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection
         (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after the earlier of (i) a Responsible Officer of any Loan Party becoming aware of such failure or (ii) notice thereof to any Loan Party by the Lender; or

                  (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

                  (e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) beyond the applicable grace period, if any, in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition beyond the applicable grace period, if any, relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

                  (f) Insolvency Proceedings, Etc. The Borrower or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

                  (g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

                  (h) Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

                  (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

                  (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

                  (k)      Change of Control. There occurs any Change of
         Control; or

                  (l) Material Adverse Change. The occurrence of any event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect; or

                  (m) Certificate of Designation. (i) The occurrence of an "Event of Noncompliance" under and as defined in the Certificate of Designation, or (ii) the transfer or assignment of any Permitted Preferred Stock without the transferee or assignee of such Permitted Preferred Stock entering into a subordination letter agreement with the Borrower and the Lender in form and substance satisfactory to the Lender.

         9.02     Remedies Upon Event of Default.

         If any Event of Default occurs and is continuing, the Lender take any or all of the following actions:

                  (a) declare the Commitments to be terminated, whereupon the Commitments shall be terminated;

                  (b) declare the unpaid principal amount of all outstanding Revolving Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

                  (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then outstanding amount thereof); and

                  (d) exercise all rights and remedies available to it under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the Commitments shall automatically terminate, the unpaid principal amount of all outstanding Revolving Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Lender.

         9.03     Application of Funds.

         After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Lender in the manner determined by the Lender in its sole discretion.

Any surplus remaining after payment in full of the Obligations shall be returned to the Borrower or whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.01    Amendments, Etc.

         No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Loan Parties.

         10.02    Notices and Other Communications; Facsimile Copies.

         (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, specified for such Person on Schedule
10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties.

         All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service; (D) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (E) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Lender pursuant to Article II shall not be effective until actually received by the Lender. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

         (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties and the Lender. The Lender may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

         (c) Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

         10.03    No Waiver; Cumulative Remedies.

         No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         10.04    Attorney Costs, Expenses and Taxes.

         The Borrower agrees (a) to pay or reimburse the Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable out-of-pocket fees and expenses of counsel, and (b) to pay or reimburse the Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief
Law), including all reasonable fees and expenses of counsel. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Lender and the reasonable and documented cost of independent public accountants and other outside experts retained by the Lender. All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all the Obligations.

         10.05    Indemnification by the Borrower.

         Whether or not the transactions contemplated hereby are consummated, the Borrower agrees jointly and severally to indemnify and hold harmless the Lender and the Lender's Affiliates, directors, officers, employees, counsel, advisors, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including reasonable fees and expenses of counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any of the Commitments, Loans or Letters of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto, and (e) the use by others of Information or other materials obtained through internet or other similar information transmission systems in connection with this Agreement and the other Loan Documents (all the foregoing, collectively, the "Indemnified Liabilities"); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all the Obligations.

         10.06    Payments Set Aside.

         To the extent that any payment by or on behalf of any Loan Party is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

         10.07    Successors and Assigns.

         (a) The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Loan Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

         (b) The Lender may assign all or a portion of its rights and obligations under this Credit Agreement (including all or any portion of the Loans) provided that, so long as no Default then exists, the Borrower shall have consented to the assignment (such consent shall not be unreasonably withheld or delayed). From and after the effective date of such assignment, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment, have the rights and obligations of the Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such assignment, be released from its obligations under this Credit Agreement (and, in the case of an assignment covering all of the assigning Lender's rights and obligations under this Credit Agreement, the assigning Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.04, 10.04, 10.05 and 10.12). Upon request by the assigning Lender and/or the assignee Lender, the Borrower (at its expense) shall execute and deliver new or replacement Revolving Notes to the assigning Lender and the assignee Lender.

         (c) Notwithstanding anything herein to the contrary, the Lender may at any time, without the consent of the Borrower, pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under the Revolving Note) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

         10.08    Set-off.

         In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of any Event of Default, the Lender and its Affiliates are authorized at any time and from time to time, without prior notice to any Loan Party, any such notice being waived by Loan Parties to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to the Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

         10.09    Interest Rate Limitation.

         Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

         10.10    Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.11    Integration.

         This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

         10.12    Survival of Representations and Warranties.

         All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

         10.13    Severability.

         If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         10.14    Confidentiality.

         The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (the Lender agrees to provide notice of any such requirement to the Borrower and, to the extent reasonably requested by the Borrower, cooperate with the Borrower and its Subsidiaries if the Borrower or any of its Subsidiaries seeks to have such Information subject to a protective order); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Loan Parties; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about the Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to the Lender or its Affiliates. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Lender in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section, "Information" means all information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or its business, other than any such information that is available to the on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary; provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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

         10.15    Governing Law.

         (A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

         (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY, NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY AND THE LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY AND THE LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH LOAN PARTY AND THE LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

         10.16    Waiver of Jury Trial.

         EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         10.17    U.S. Patriot Act Notice.

         The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Act.

                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:                           GEVITY HR, INC.,
                                    a Florida corporation

                                    By: /s/ Gregory M. Nichols
                                       ----------------------------------------
                                    Name: Gregory M. Nichols
                                    Title:

GUARANTORS:                         GEVITY HR, L.P.,
                                    a Delaware limited partnership
                                    GEVITY HR II, L.P.,
                                    a Delaware limited partnership
                                    GEVITY HR III, L.P.,
                                    a Delaware limited partnership
                                    GEVITY HR IV, L.P.,
                                    a Delaware limited partnership
                                    GEVITY HR V, L.P.,
                                    a Delaware limited partnership
                                    GEVITY HR VI, L.P.,
                                    a Delaware limited partnership
                                    GEVITY HR VII, L.P.,
                                    a Delaware limited partnership
                                    GEVITY HR VIII, L.P.,
                                    a Delaware limited partnership
                                    GEVITY HR IX, L.P.,
                                    a Delaware limited partnership
                                    GEVITY HR X, L.P.,
                                    a Delaware limited partnership

                                    By: Staff Leasing, LLC its General Partner

                                        By: /s/ Gregory M. Nichols
                                            ------------------------------
                                            Gregory M. Nichols
                                            Senior Vice President, General
                                            Counsel

                                    GEVITY HR XI, LLC,
                                    a New Mexico limited liability company

                                    By: /s/ Gregory M. Nichols
                                        ------------------------------
                                        Gregory M. Nichols
                                        Senior Vice President, General Counsel

                                                                 GEVITY HR, INC.
                                                                CREDIT AGREEMENT

                                    GEVITY HR XII Corp.,
                                    a Florida corporation

                                    By: /s/ Gregory M. Nichols
                                        ------------------------------
                                        Gregory M. Nichols
                                        Senior Vice President, General Counsel

                                    GEVITY HR ASO, LLC,
                                    a Delaware limited liability company

                                    By: /s/ Gregory M. Nichols
                                        ------------------------------
                                        Gregory M. Nichols
                                        Senior Vice President, General Counsel

                                    STAFF LEASING, LLC,
                                    a Delaware limited liability company

                                    By: /s/ Gregory M. Nichols
                                        ------------------------------
                                        Gregory M. Nichols
                                        Senior Vice President, General Counsel

                                                                 GEVITY HR, INC.
                                                                CREDIT AGREEMENT

LENDER:                             BANK OF AMERICA, N.A.

                                    By: /s/ Cameron Cardozo
                                        ----------------------------------------
                                    Name:  Cameron Cardozo
                                    Title: Vice President

                                                                 GEVITY HR, INC.
                                                                CREDIT AGREEMENT

                                   EXHIBIT A
                              FORM OF LOAN NOTICE

Date:    ____________ , 2004

To:      Bank of America, N.A.

Re: Credit Agreement (as amended, modified, supplemented and extended from time to time, the "Credit Agreement") dated as of ________, 2004 among Gevity HR, Inc., a Florida corporation, as borrower (the "Borrower"), the Guarantors identified therein and Bank of America, N.A.

Ladies and Gentlemen:

Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement. The undersigned Borrower hereby requests a borrowing of Revolving Loans as follows:

1.       On ________ , 2004 (which is a Business Day).

2.       In the amount of $__________.

3.       Loan Number: 1.

4.       $_____________ to EPIX by using the following instructions:

         _________________
         _________________
         _________________
         ___________________________________________

5.       $___________________ to the Borrower by using the following:

         ___________________
         ___________________
         ___________________
         ___________________
         ___________________
         ___________________

The undersigned Borrower hereby represents and warrants that (i) this request complies with the requirements of the proviso to the first sentence of Section
2.01 of the Credit Agreement and (ii) each of the conditions set forth in
Section 5.02 of the Credit Agreement have been satisfied on and as of the date of the requested borrowing.

                                        GEVITY HR, INC.,
                                        a Florida corporation

                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:

                                   EXHIBIT B
                             FORM OF REVOLVING NOTE

                                                                 March 26, 2004


FOR VALUE RECEIVED, GEVITY HR, INC., a Florida corporation (the "Borrower"), hereby promises to pay to BANK OF AMERICA, N.A. or registered assigns (the "Lender"), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to any Borrower under that Credit Agreement (as amended, modified, supplemented and extended from time to time, the "Credit Agreement") dated as of March 26, 2004 among the Borrower, the Guarantors identified therein and the Lender. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Note is the Revolving Note referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Revolving Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.


                                        GEVITY HR, INC.,
                                        a Florida corporation

                                        By:
                                           ------------------------------------
                                           Name:
                                           Title: